[LOGO]FIRSTIER FINANCIAL, INC.                  [LOGO]FIRSTIER FINANCIAL, INC.
- -------------------------------                 ------------------------------
1700 FARNAM STREET                                 FIRST QUARTER REPORT
P.O. BOX 3443
OMAHA, NEBRASKA
68103-0443

                                                            [LOGO]


                                             -----------------------------------
                                                         MARCH 31, 1995

                   TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS

FirsTier Financial, Inc., reported earnings of $.72 per share for the first quarter of 1995, compared to $.72 per share for the first quarter of 1994. Net income of $13,367,000 for the first quarter of 1995 was a decrease of 2.47 percent from net income of $13,705,000 reported in the same period of 1994. [LOGO] The acquisition of the Cornerstone Bank Group on January 3, 1995, has been accounted for as a pooling of interests, and as a result, all financial results for 1994 and prior periods have been restated. First quarter 1994 earnings were $12,669,000 prior to the restatement. [LOGO] First quarter results in 1995 were impacted by the net interest margin compression caused by increased funding costs, offset by an increase in earning assets. Net interest income was $33.2 million for the first quarter of 1995, compared to $33.7 million for the same period last year. Net interest margin was 4.54 percent in the first quarter, compared to 4.83 percent for the first quarter of 1994. In addition, FirsTier reported $543,000 in after-tax income in the first quarter of 1994 from the recovery of interest on a loan which had been previously charged to the loan loss reserve. [LOGO] Non-interest income decreased $559,000 or 4.00 percent, from the first quarter of 1994. The decrease resulted from lower brokerage services fees and municipal bond underwriting income due to the rate environment. [LOGO] Non-interest expense decreased $2.6 million, or 8.34 percent, compared with the same period in 1994. In the first quarter of 1994, FirsTier charged $2.85 million to non-interest expense in connection with the settlement of a lawsuit filed against FirsTier Bank, N.A., Omaha, by the Federal Credit Union Administration in its capacity as liquidating agent of Franklin Credit Union which failed in 1988. [LOGO] Excluding the expense related to the settlement of the Federal Credit Union Administration lawsuit in the first quarter of last year, non-interest expense was essentially flat from the first quarter of 1994 to the first quarter of 1995. We believe this was a significant accomplishment considering added expenses related to FirsTier Banks' branch expansions in the past year. [LOGO] Under-performing assets on March 31, 1995 totaled $12.9 million, or .58 percent of total loans and other real estate, compared to $16.5 million, or .83 percent of total loans and other real estate on March 31, 1994. Under-performing assets consist of non-accrual loans and leases, loans 90 days past due and still accruing interest, restructured loans, other real estate owned and repossessed loans. [LOGO] The provision for loan losses was $269,000 in the first quarter of 1995, compared with a negative provision of $1.8 million for the same period of 1994. On March 31, 1995, the amount reserved for possible loan losses was $53.0 million, which represents 2.40 percent of total loans and leases. [LOGO] FirsTier Financial, Inc., acquired the $356 million asset Cornerstone Bank Group, headquartered in Council Bluffs, Iowa, on
January 3, 1995.  Cornerstone was the holding company for four Iowa banks:
First National Bank of Council Bluffs; Nevada National Bank in Nevada; Valley State Bank based in Rock Valley; and Security Savings Bank headquartered in Williamsburg. First National Bank of Council Bluffs was renamed FirsTier
Bank, N.A., Council Bluffs on January 20, 1995. [LOGO] First Continental Financial, Inc., holding company for the $41 million asset River City National Bank in Omaha was acquired by FirsTier Financial on April 1, 1995. With the acquisition of River City National Bank, FirsTier has 60 full-service branches and more than 100 automatic teller machines in 12 Nebraska communities and 7 Iowa communities. [LOGO] In the March 16 edition of Keefe, Bruyette & Wood's quarterly publication, BANKSCAN, FirsTier Financial ranked second in the nation in their rating of bank holding companies. This prestigious New York investment banking firm monitors balance sheet strength and profitability of 135 publicly traded major U.S. banking organizations. [LOGO] We are pleased with this national recognition and believe FirsTier's solid capital position and exceptionally strong asset quality will be important strengths in the year ahead. FirsTier Banks have an excellent franchise in their respective markets. Our banks are aggressive competitors but do not seek growth at the expense of asset quality. We expect 1995 to be a challenging year for FirsTier but remain cautiously optimistic about your company's performance prospects in 1995.

Sincerely,

/s/ David A. Rismiller
David A. Rismiller
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                                     [LOGO]

FIRSTIER FINANCIAL, INC.                                                       2
- -------------------------------------------------------------------------------
BOARD OF DIRECTORS

JAMES P. ABEL
PRESIDENT
NEBCO, Inc.

DUANE W. ACKLIE**
CHAIRMAN
Crete Carrier Corporation

LAWRENCE J. ARTH
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
Ameritas Life Insurance Corporation

RICHARD K. DAVIDSON
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Union Pacific Railroad Co.

J. ROBERT DUNCAN
CHAIRMAN
Duncan Aviation, Inc.

STEVEN H. DURHAM
CHAIRMAN
Global Resources, Ltd. L.L.C.

CHARLES F. HEIDER**
GENERAL PARTNER
Heider-Weitz Partnership

JACK R. MCDONNELL**
EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
FirsTier Financial, Inc.

DAVID A. RISMILLER**
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
FirsTier Financial, Inc.

WALTER SCOTT, JR.*
PRESIDENT AND CHAIRMAN OF THE BOARD
Peter Kiewit Sons', Inc.

THOMAS J. SKUTT
CHAIRMAN OF THE BOARDS AND CHIEF EXECUTIVE OFFICER
Mutual of Omaha Insurance Companies

DR. L. DENNIS SMITH
PRESIDENT
University of Nebraska

* Chairman of the Executive Committee, Board of Directors
** Member of the Executive Committee, Board of Directors

PRINCIPAL CORPORATE OFFICERS

DAVID A. RISMILLER**
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

JACK R. MCDONNELL**
EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

DWAIN C. CARLSON
VICE PRESIDENT AND DIRECTOR OF CORPORATE ASSET LIABILITY MANAGEMENT

THOMAS B. FISCHER
VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL

DAVID F. GRIEBEL
VICE PRESIDENT AND DIRECTOR OF MARKETING

AARON C. HILKEMANN
VICE PRESIDENT AND DIRECTOR OF FINANCIAL OPERATIONS

MARK J. MATTHES
VICE PRESIDENT AND DIRECTOR OF OPERATIONS

JOHN F. MOCK
VICE PRESIDENT AND DIRECTOR OF HUMAN RESOURCES

THE CORPORATION

FirsTier Financial, Inc., is a regional multi-bank holding company. Primary subsidiaries of the corporation in Nebraska are: FirsTier Bank, N.A., Omaha; FirsTier Bank, N.A., Lincoln; FirsTier Bank, N.A., Norfolk; and FirsTier Bank, N.A. Scottsbluff-Gering. Primary subsidiaries in Iowa are: FirsTier Bank, N.A., Council Bluffs; Nevada National Bank in Nevada; Valley State Bank based in Rock Valley; and Security Savings Bank headquartered in Williamsburg. On April 1, 1995, FirsTier Financial acquired First Continental Financial, Inc., holding company for the $41 million asset River City National Bank of Omaha.

On March 31, 1995, FirsTier had 58 full services branches in a 700 mile region stretching from eastern Iowa to the western border of Nebraska and a loan production office in Garden City, Kansas. FirsTier provides a full range of financial services to corporate, retail and trust customers in Nebraska, Iowa and contiguous states.


                                     [LOGO]

FINANCIAL HIGHLIGHTS                                                           3
- -------------------------------------------------------------------------------


                                                                                                            PERCENTAGE
                                                                           1995                1994           CHANGE
                                                                           ----                ----         ----------
FOR THE THREE MONTHS ENDED MARCH 31,
($ IN THOUSANDS)

     Net Income. . . . . . . . . . . . . . . . . . . . . . . . .      $   13,367              13,705           (2.5)
     Cash Dividends Declared . . . . . . . . . . . . . . . . . .           4,782               4,482            6.7

PER SHARE
     Net Income. . . . . . . . . . . . . . . . . . . . . . . . .             .72                 .72            0.0
     Cash Dividends Declared . . . . . . . . . . . . . . . . . .             .26                 .26            0.0

FINANCIAL INFORMATION
($ IN THOUSANDS)
     Average Assets. . . . . . . . . . . . . . . . . . . . . . .       3,521,478           3,365,116            4.6
     Average Loans and Leases. . . . . . . . . . . . . . . . . .       2,138,324           1,937,198           10.4
     Average Deposits. . . . . . . . . . . . . . . . . . . . . .       2,743,161           2,695,447            1.8
     Average Stockholders' Equity. . . . . . . . . . . . . . . .         346,080             334,322            3.5
     Book Value Per Share (At March 31). . . . . . . . . . . . .           19.12               17.85            7.1
     Market Value Per Share (At March 31). . . . . . . . . . . .           33.50               29.83           12.3

RATIOS
     Return on Average Assets. . . . . . . . . . . . . . . . . .            1.54%               1.65           (6.7)
     Return on Average Equity. . . . . . . . . . . . . . . . . .           15.66               16.63           (5.8)
     Average Equity to Assets. . . . . . . . . . . . . . . . . .            9.83                9.93           (1.0)
     Tier 1 Leverage . . . . . . . . . . . . . . . . . . . . . .            9.70                9.58            1.3
     Net Interest Margin . . . . . . . . . . . . . . . . . . . .            4.54                4.83           (6.0)


OTHER INFORMATION
     Number of Shares. . . . . . . . . . . . . . . . . . . . . .      18,392,343          18,793,078           (2.1)
     Number of Stockholders. . . . . . . . . . . . . . . . . . .           2,048               2,054           (0.3)


Note: Number of shares and per share amounts have been adjusted for the three-for-two stock split effected as a 50% stock dividend distributed June 30, 1994.

                                     [LOGO]

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) ($ in thousands, except per share amounts)                         4
- -------------------------------------------------------------------------------


                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31
                                                                                          1995           1994
                                                                                          ----           ----
INTEREST INCOME
  Interest and fees on loans and leases
     Taxable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $45,355         36,604
     Nontaxable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            437          1,123
  Interest on securities
     Taxable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9,479         11,808
     Nontaxable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,799          4,930
  Interest on federal funds sold and resale agreements . . . . . . . . . . . . .          1,758            506
                                                                                        -------        -------
     Total interest income . . . . . . . . . . . . . . . . . . . . . . . . . . .         62,828         54,971
                                                                                        -------        -------

INTEREST EXPENSE
  Interest on deposits
     Savings and interest checking . . . . . . . . . . . . . . . . . . . . . . .          5,008          4,735
     Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19,098         14,092
  Interest on short-term and FHLB borrowings . . . . . . . . . . . . . . . . . .          5,180          2,121
  Interest on long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . .            295            307
                                                                                        -------        -------
     Total interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . .         29,581         21,255
                                                                                        -------        -------

     NET INTEREST INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33,247         33,716
Provision for loan and lease losses. . . . . . . . . . . . . . . . . . . . . . .            269         (1,767)
                                                                                        -------        -------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES . . . . . . .         32,978         35,483
                                                                                        -------        -------

NON-INTEREST INCOME
  Trust services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,188          4,041
  Service charges on deposit accounts. . . . . . . . . . . . . . . . . . . . . .          3,999          3,998
  Credit card fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,210          2,122
  Securities gains, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --            212
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,017          3,600
                                                                                        -------        -------
     Total non-interest income . . . . . . . . . . . . . . . . . . . . . . . . .         13,414         13,973
                                                                                        -------        -------

NON-INTEREST EXPENSE
  Salaries and benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14,059         14,034
  Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,533          3,790
  Data processing fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,243          1,339
  Credit card processing expense . . . . . . . . . . . . . . . . . . . . . . . .          1,280          1,404
  Amortization of goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . .            401            404
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7,772          9,892
                                                                                        -------        -------
     Total non-interest expense. . . . . . . . . . . . . . . . . . . . . . . . .         28,288         30,863
                                                                                        -------        -------
     Income before income tax expense. . . . . . . . . . . . . . . . . . . . . .         18,104         18,593
     Income tax expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,737          4,888
                                                                                        -------        -------
NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $13,367         13,705
                                                                                        -------        -------
                                                                                        -------        -------
Net income per share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $   .72            .72
                                                                                        -------        -------
                                                                                        -------        -------

           See accompanying notes to consolidated financial statements

                                     [LOGO]

CONSOLIDATED BALANCE SHEETS
March 31, (Unaudited) ($ in thousands)                                         5
- -------------------------------------------------------------------------------


                                                                                                        1995               1994
                                                                                                        ----               ----
ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  239,830            213,562
Federal funds sold and securities purchased under resale agreements. . . . . . . . . . . . . .         126,810             51,915
Securities available for sale (amortized cost $251,630 in 1995 and $273,279 in 1994) . . . . .         251,725            276,197
Investment securities (market value $732,147 in 1995 and $798,179 in 1994) . . . . . . . . . .         738,160            786,616
Loans and leases, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,158,239          1,945,888
Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          49,314             50,509
Accrued interest receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33,023             31,285
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55,066             51,940
                                                                                                    ----------          ---------
   TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $3,652,167          3,407,912
                                                                                                    ----------          ---------
                                                                                                    ----------          ---------
LIABILITIES
Deposits
   Demand, non-interest bearing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $478,632            489,197
   Savings and interest checking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         839,701            898,283
   Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,396,829          1,313,152
                                                                                                    ----------          ---------
   TOTAL DEPOSITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,715,162          2,700,632
Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         366,567            244,489
Federal Home Loan Bank borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         154,500             64,500
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52,288             50,180
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          12,054             12,580
                                                                                                    ----------          ---------
   TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,300,571          3,072,381
                                                                                                    ----------          ---------

STOCKHOLDERS' EQUITY
Preferred stock - $30 par value; authorized 2,000,000 shares . . . . . . . . . . . . . . . . .              --                 --
Common stock - $5 par value; authorized 40,000,000; issued and outstanding
18,814,695 shares in 1995 and 12,543,160 in 1994*. . . . . . . . . . . . . . . . . . . . . . .          94,073             62,716
Surplus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6,679             13,254
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         264,441            261,316
Net unrealized securities gains (losses) . . . . . . . . . . . . . . . . . . . . . . . . . . .              (3)             1,927
                                                                                                    ----------          ---------
                                                                                                       365,190            339,213

Less treasury stock, at cost 422,352 shares in 1995 and 89,411 shares in 1994* . . . . . . . .          13,594              3,682
                                                                                                    ----------          ---------
   TOTAL STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         351,596            335,531
                                                                                                    ----------          ---------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . . . . . . . .      $3,652,167          3,407,912
                                                                                                    ----------          ---------
                                                                                                    ----------          ---------


           See accompanying notes to consolidated financial statements

* The number of shares at March 31, 1995 reflects the three-for-two stock split effected as a 50% stock dividend distributed June 30, 1994.

                                     [LOGO]

OTHER FINANCIAL INFORMATION                                                    6
- -------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF
RETAINED EARNINGS
Three Months Ended March 31 (Unaudited)
($ IN THOUSANDS)


                                                      1995        1994
                                                      ----        ----
BALANCE AT JANUARY 1 . . . . . . . . . . .          $255,856     252,093
Net Income . . . . . . . . . . . . . . . .            13,367      13,705
Cash dividends declared . . . . . . . . .             (4,782)     (4,482)
($.26 per share in
1995 and 1994)                                      --------     --------
BALANCE AT MARCH 31 . . . . . . . . . . .           $264,441     $261,316
                                                    --------     --------
                                                    --------     --------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) On January 3, 1995, FirsTier acquired Cornerstone Bank Group, Inc. in a transaction accounted for as a pooling of interests. In connection with this acquisition, FirsTier issued 1,555,075 shares in exchange for 100% of the outstanding shares of Cornerstone Bank Group, Inc. All prior period financial information has been restated to reflect this acquisition.

(2) On April 1, 1995, FirsTier acquired all of the outstanding shares of First Continental Financial, Inc., the holding company of River City National Bank, which had assets of approximately $41 million. River City National Bank operated in three locations in west Omaha, Nebraska, and are now branches of FirsTier Bank, N.A., Omaha. This acquisition will be accounted for as a purchase transaction.

(3) Certain accounts in the financial statements of the prior year have been reclassified to conform with current year presentation. Such reclassifications had no effect on net income.


ALLOWANCE FOR LOAN AND LEASE LOSSES
 ($ IN THOUSANDS)
                                                            1995         1994
                                                            ----         ----
BALANCE AT JANUARY 1 . . . . . . . . . . . . . . .        $53,250       54,345
Provision for credit losses. . . . . . . . . . . .            269       (1,767)
Losses charged off . . . . . . . . . . . . . . . .         (1,274)      (1,049)
Recoveries on amounts
   charged off . . . . . . . . . . . . . . . . . .            744          935
                                                          -------      -------
BALANCE AT MARCH 31. . . . . . . . . . . . . . . .        $52,989       52,464
                                                          -------      -------
                                                          -------      -------

Allowance as a percentage
of loans and leases. . . . . . . . . . . . . . . .           2.40%        2.63
Net charge-offs as a
percentage of average
loans and leases . . . . . . . . . . . . . . . . .            .02%         .01


UNDER-PERFORMING ASSETS
($ IN THOUSANDS)

MARCH 31                                                     1995         1994
                                                             ----         ----
Non-accrual loans and leases . . . . . . . . . . .         $9,477       12,270
Loans ninety days past due
  and accruing . . . . . . . . . . . . . . . . . .          1,969        1,666
Restructured loans . . . . . . . . . . . . . . . .             25          552
Other real estated owned . . . . . . . . . . . . .          1,362        1,881
Repossessed assets . . . . . . . . . . . . . . . .             55          142
                                                          -------      -------
TOTAL UNDER-PERFORMING ASSETS. . . . . . . . . . .        $12,888       16,511
                                                          -------      -------
                                                          -------      -------
Under-performing assets as
a percent of loans, leases,
other real estate owned and
repossessed assets . . . . . . . . . . . . . . . .            .58%         .83
                                                          -------      -------
                                                          -------      -------

ANALYSIS OF NET INTEREST INCOME
(Tax Equivalent Basis) ($ in thousands)                                     7
- --------------------------------------------------------------------------------

                                                            THREE MONTHS ENDED
                                                                  MARCH 31
                                                            1995         1994
                                                            ----         ----
Net interest income. . . . . . . . . . . . . . . .        $35,997       36,379
Average earnings assets. . . . . . . . . . . . . .      3,218,805    3,056,446
Average interest bearing liabilities . . . . . . .      2,636,763    2,476,151
Yield on earning assets. . . . . . . . . . . . . .           8.26%        7.65
Cost of interest bearing liabilities . . . . . . .           4.55         3.48
Net interest margin. . . . . . . . . . . . . . . .           4.54         4.83
Net interest rate spread . . . . . . . . . . . . .           3.71         4.17
Interest bearing liabilities to interest-earning assets     81.92        81.01

STOCKHOLDERS' INFORMATION
STOCK DATA

                                              Dividends
                                              Declared
Year   Period               High     Low      Per Share
- ----   ----------------     ----     ---      ---------
1994   First quarter        33.17   28.00        .26
       Second Quarter       31.83   29.33        .26
       Third Quarter        35.00   31.00        .26
       Fourth Quarter       33.00   30.00        .26
1995   First Quarter        33.50   29.50        .26

The common stock of FirsTier Financial, Inc. (FRST) is traded on the Over-the-Counter Market and is quoted on the NASDAQ National Market System.

CORPORATE OFFICE
The Corporate Office is located at 1700 Farnam Street, P.O. Box 3443, Omaha, Nebraska 68103-0443. The telephone number is (402) 348-6000.

FORM 10Q
A copy of the first quarter report to the Securities and Exchange Commission (Form 10Q) may be obtained without charge by written request to the Director of Marketing at the Corporate Office.

INDEPENDENT PUBLIC ACCOUNTANTS
The independent public accountants of FirsTier Financial, Inc. are Arthur Andersen LLP, Omaha, Nebraska.

TRANSFER AGENT
Stockholder inquiries may be directed to:
State Street Bank and Trust Company
Securities Transfer Services Department
P.O. Box 8204
Boston, MA 02266
Telephone: (800) 257-1770 8:00 a.m. to 6:00 p.m.
(Eastern Time)